Exhibit 99.1

Centocor Arbitration Information

Background A subsidiary of Merck & Co., Inc. (“the Company” or “Merck”) is a party to a Distribution Agreement with Centocor Ortho Biotech, Inc. (“Centocor”), now a wholly owned subsidiary of Johnson & Johnson, under which the Merck subsidiary has rights to distribute and commercialize the inflammatory disease treatment Remicade and Simponi, a next-generation treatment, outside the United States, Japan and certain other Asian markets.

Under Section 8.2(c) of the Distribution Agreement, “If either party is acquired by a third party or otherwise comes under Control (as defined in Section 1.4 [of the Distribution Agreement]) of a third party, it will promptly notify the other party not subject to such change of control. The party not subject to such change of control will have the right, however not later than thirty (30) days from such notification, to notify in writing the party subject to the change of Control of the termination of the Agreement taking effect immediately. As used herein “Change of Control” shall mean (i) any merger, reorganization, consolidation or combination in which a party to this Agreement is not the surviving corporation; or (ii) any “person” (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934), excluding a party’s Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the party representing more than fifty percent (50%) of either (A) the then-outstanding shares of common stock of the party or (B) the combined voting power of the party’s then outstanding voting securities; or (iii) if individuals who as of the Effective Date [April 3, 1998] constitute the Board of Directors of the party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the party; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the party’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (iv) approval by the shareholders of a party of a complete liquidation or the complete dissolution of such party.”

Section 1.4 of the Distribution Agreement defines “Control” to mean “the ability of any entity (the “Controlling” entity), directly or indirectly, through ownership of securities, by agreement or by any other method, to direct the manner in which more than fifty percent (50%) of the outstanding voting rights of any other entity (the “Controlled” entity), whether or not represented by securities, shall be cast, or the right to receive over fifty percent (50%) of the profits or earnings of, or to otherwise control the management decisions of, such other entity (also a “Controlled” entity).”

On May 27, 2009, Centocor delivered to the Company a notice initiating an arbitration proceeding (the “Arbitration”) to resolve whether, as a result of the merger between the former Merck & Co., Inc. (now Merck, Sharp & Dohme Corp.) and Schering-Plough, Centocor is permitted to terminate the Distribution Agreement and related agreements. As part of the arbitration process, Centocor has taken the position that it has the right to terminate the Distribution Agreement on the grounds that, in the Merger, Schering-Plough and the Schering-Plough subsidiary party to the Distribution Agreement were (i) “acquired by a third party or otherwise come[ing] under “Control” (as defined in Section 1.4) of a third party” and/or (ii) undergoing a “Change of Control” (as defined in Section 8.2(c)).

As part of the arbitration process, the Company has taken the position that the merger between Merck and Schering-Plough did not provide Centocor with the right to terminate the Distribution Agreement because the merger did not trigger any provision of the Distribution Agreement, including Sections 8.2(c) and 1.4.

When and where will the Arbitration take place? The arbitration hearing is set to commence in front of a three member panel in late September 2010 in New York City and is expected to continue for no more than 12 business days.

What law firms are representing the parties to the Arbitration? Centocor is represented by Patterson Belknap Webb & Tyler LLP. Merck & Co., Inc. and its subsidiary are represented by David Boies and William Ohlemeyer of Boies, Schiller & Flexner LLP and Scott Vernick of Fox Rothschild LLP.

Who are the members of the Arbitration Panel? The Panel is composed of three former federal judges.

What is the timing of a decision in the Arbitration? Under the procedures agreed to by the parties, the Panel is expected to make a determination within 20 days of the conclusion of the arbitration hearing although that determination could be delayed by mutual agreement.

What happens if Centocor prevails in the Arbitration? The Company is vigorously contesting Centocor’s attempt to terminate the Distribution Agreement as a result of the Merger. However, if the arbitrators were to conclude that Centocor is permitted to terminate the Distribution Agreement as a result of the Merger and Centocor in fact terminates the Distribution Agreement, the Company’s subsidiary would not be able to distribute Remicade or Simponi. In addition, in the Arbitration, Centocor is claiming damages, “in an amount to be determined”, that result from Merck’s alleged non-termination of the Distribution Agreement. If Centocor were to prevail in the Arbitration, Merck could be liable for the net damages, excluding any offsets or mitigation, that the Arbitration panel finds Centocor incurred as a result of non-termination and the Company would suffer an impairment charge. An unfavorable outcome in the Arbitration would have a material adverse effect on the Company’s financial position, liquidity and results of operations.

What happens if the Company prevails in the Arbitration? If the Company prevails, its affiliate will retain the right to distribute Remicade and Simponi pursuant to the terms of the Distribution Agreement.

Are there alternatives to the Arbitration for resolving this dispute? Due to the uncertainty surrounding the outcome of the Arbitration, the parties may choose to resolve the dispute under mutually agreeable terms but any agreement reached with Centocor to resolve the dispute under the Distribution Agreement may result in the terms of the Distribution Agreement being modified in a manner that may reduce the benefits of the Distribution Agreement to the Company.